Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Provention Bio, Inc. on Form S-8 to be filed on or about February 26, 2021 of our reports dated February 25, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of Provention Bio, Inc.’s internal control over financial reporting as of December 31, 2020, which reports were included in the Annual Report on Form 10-K filed February 25, 2021.

/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
February 26, 2021